CUSIP NO. G4253H119	13G	Page 14 of 14

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
Commonwealth Bank Officers Superannuation Corporation Pty Limited	IA (AU registered)
CBA Equities Limited	BD (AU registered)
Avanteos Investment Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
Realindex Investment Pty Limited	IA (AU registered)
Colonial First State Asset Management (Australia) Limited	IA (AU registered)